UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2011

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

Raser Technologies, Inc. (the "Company") previously reported in its current report on Form 8-K, filed on February 8, 2010 (the "Closing 8-K"), that the Company and CapStone Investments entered into an amended and restated agreement with Fletcher International, Ltd. ("Fletcher"), an affiliate of Fletcher Asset Management, Inc. ("FAM"). An SEC registered investment advisor, and an institutional investor (the "2010 Purchase Agreement"), pursuant to which Fletcher agreed to purchase and was issued 5,000 shares of cumulative convertible preferred stock of the Company (the "Preferred Stock") and a warrant to purchase preferred stock (the "Preferred Warrant"). Each share of Preferred Stock is convertible into 1,000 shares of the Company's common stock. The Preferred Warrant permitted Fletcher to purchase two tranches of up to 7,000 shares of Preferred Stock at a price of up to $7 million per tranche, on terms more particularly set forth in the Preferred Warrant. The 2010 Purchase Agreement, the Certificate of Rights and Preferences of Series A-1 Cumulative Convertible Preferred Stock (the "Designation"), and the Preferred Warrant are filed with the Closing 8-K as Exhibits 4.1, 4.2, and 10.1.

On November 18, 2008, the Company filed a current report on Form 8-K (the "2008 Report") disclosing the terms of an agreement between the Company and Fletcher (the "2008 Agreement"), pursuant to which Fletcher agreed to purchase up to approximately $20 million of the Company's common stock (the "2008 Stock") and was issued warrants to purchase up to an additional $20 million of common stock (the "2008 Warrants"). The 2008 Agreement required the Company to file and maintain a registration statement until the later of..."the date all of the shares of common stock issued or issuable pursuant to the Agreement or the Warrants shall have been sold by Fletcher and its affiliates" and provides penalties in the event of the Company's failure to comply with such obligations. The 2008 Agreement and the 2008 Warrant are filed with the 2008 Report as Exhibits 4.1 and 4.2.

On March 16, 2011 (the "Closing Date"), the Company, and The Fletcher Fund, L.P. ("FFLP"), FAM and Fletcher (collectively, the "Fletcher Parties") entered into a Settlement Agreement (the "Settlement Agreement") pursuant to which the Fletcher Parties caused to be delivered to the Company the 2008 Warrant, the Preferred Warrant and the Preferred Stock and the Fletcher Parties released any and all claims against the Company arising prior to the date hereof, including any arising under the 2010 Purchase Agreement, the 2008 Agreement and the Designation, in consideration for the Company's agreement to issue to Fletcher, as and when requested by Fletcher 51,713,948 shares of the Company's common stock (the "Settlement Stock"), of which 10,808,730 shares were issued to Fletcher on the Closing Date, and the issuance to FFLP of a warrant to purchase up to 26,864,388 shares of the Company's common stock (the "Settlement Warrant") at an exercise price of $0.18612 per share, exercisable only for cash. The Settlement Stock and common stock issuable under the Settlement Warrant issued to Fletcher were registered pursuant to the Company's Registration Statement on Form S-3 (Registration No. 333-159649), and are subject to the limitation that the number of shares of common stock beneficially owned (calculated in accordance with Rule 13d-3 promulgated under the Exchange Act) by FFLP and Fletcher, collectively, would not exceed 9.9% (as the same may be adjusted or increased pursuant to the terms of the Settlement Warrant), determined after giving effect to any such issuance.

Copies of the Settlement Agreement and the Settlement Warrant are filed herewith as Exhibits 10.1 and 4.1.

Item 9.01.    Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.        Description

4.1                 Form of Warrant issued by the Company to Fletcher.
5.1                Opinion of Sichenzia Ross Friedman Ference LLP to the SEC.
10.1                Settlement Agreement between the Company and Fletcher dated March 16, 2011.
23.1                Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: March 16, 2011	By:	/s/ John T. Perry
John T. Perry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-4.1	Form of Warrant issued by the Company to Fletcher.
EX-5.1	Opinion of Sichenzia Ross Friedman Ference LLP to the SEC.
EX-10.1	Settlement Agreement between the Company and Fletcher dated March 16, 2011.